Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-198357, No. 333-207131, No. 333-220808, No. 333-222663, No. 333-226037, No. 333-230404, No. 333-232512, No. 333-236412 and No. 333-237527), Form S-3 (No. 333-195783, No. 333-220807 and No. 333-239203) and Form S-1 (No. 333-239679) of Ekso Bionics Holdings, Inc. of our report dated February 25, 2021, relating to the consolidated financial statements of Ekso Bionics Holdings, Inc. which appears in this Annual Report on Form 10-K.

/s/ OUM & CO. LLP

San Francisco, California
February 25, 2021